Exhibit 99.1

1440 Davey Road Woodridge, IL 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

May 5, 2011

Advanced Life Sciences Suspends Operations

CHICAGO, IL, May 5, 2011, /PRNewswire/ — Advanced Life Sciences Holdings, Inc. (OTCBB: ADLS.OB), a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, oncology and respiratory diseases, announced today that it has suspended operations and terminated its staff due to its severe lack of liquidity.

“We presently do not have sufficient cash to fund our operations and have curtailed substantially all activities,” stated the Company’s Chairman and Chief Executive Officer, Dr. Michael T. Flavin.  The Company’s Board of Directors is considering all strategic alternatives in light of the Company’s current financial circumstances, and the suspension of operations will limit the Company’s need for working capital while it continues to explore possible solutions.  The Company’s ability to continue as a going concern will depend on the results of the Board’s efforts, and a filing under the federal bankruptcy laws is a distinct possibility.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, oncology and respiratory diseases. The Company’s lead candidate, Restanza™, is a novel once-a-day oral antibiotic in late-stage development for the treatment of respiratory tract infections including community acquired bacterial pneumonia (CABP) and biodefense pathogens including anthrax, plague and tularemia.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  The Company does not undertake any obligations to update any forward-looking statements whether as a result of new information, future events or otherwise.  Our actual results could differ materially from those discussed herein due to several factors including the risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

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